Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Investment Committee of the Bard Employees’ Savings Trust 401(k) Plan:

We consent to the incorporation by reference in the registration statement (No. 333-30217) on Form S-8 of C. R. Bard, Inc. of our report dated June 23, 2011, with respect to the statements of net assets available for benefits of the Bard Employees’ Savings Trust 401(k) Plan as of December 31, 2010 and 2009, and the related statements of changes in net assets available for benefits for the years then ended and the supplemental schedule of schedule H line 4i – schedule of assets (held at end of year) as of December 31, 2010, which report appears in the Form 11-K of the Bard Employees’ Savings Trust 401(k) Plan for the fiscal year ended December 31, 2010.

/s/ KPMG LLP

Short Hills, New Jersey
June 23, 2011

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